Exhibit 99.1

NEWS RELEASE

THE BANK OF KENTUCKY FINANCIAL CORPORATION

ANNOUNCES THIRD QUARTER EARNINGS

CRESTVIEW HILLS, KENTUCKY, October 22, 2009 – The Bank of Kentucky Financial Corporation (the “Company”) (NASDAQ: BKYF), the holding company of The Bank of Kentucky, Inc. (the “Bank”), today reported its earnings for the third quarter and the nine months ended September 30, 2009. For the third quarter and the first nine months of 2009, the Company reported a decrease in diluted earnings per common share of 40% for the year, and 70% for the third quarter, as compared to the same periods in 2008. The third quarter results reflect the sale of $34 million in preferred stock and the issuance of a warrant for shares of common stock to the U.S. Department of Treasury (“Treasury”) on February 13, 2009 in connection with the Company’s participation in the Treasury’s TARP Capital Purchase Program. The effect of Treasury’s investment on earnings per common share includes the accrual for the payment of dividends on the preferred stock and related preferred stock amortization expense of $506,000 for the third quarter and $1,283,000 for the nine-months ended September 30, 2009. No comparable dividends were paid for the corresponding periods in 2008. With continued earnings and the Treasury investment, the Company continues to maintain a significantly higher level of capital than required by regulatory authorities to be designated as well-capitalized. The third quarter results included an additional $3,225,000 provision for loan losses as compared to the third quarter of 2008. Contributing to this increase in the provision for loan losses were higher levels of charge-offs and non-performing loans in the third quarter of 2009 as compared to the same period in 2008, and management’s continuing concerns over the effect of the declining housing market, falling real estate values and overall deteriorating economic conditions will have on the Company’s loan portfolio. The third quarter results also included $594,000 in losses on the sale of other real estate owned, of which $462,000 was from one property. In the third quarter of 2009, the Bank announced plans to purchase three banking offices of Integra Bank Corporation’s wholly-owned bank subsidiary, Integra Bank N.A., located in Crittenden, Dry Ridge and Warsaw, Kentucky, and a portfolio of selected commercial loans originated by Integra Bank’s Covington, Kentucky loan production office. This transaction is expected to add $85 million in deposits and at least $85 million in loans. As of September 30, 2009, the Bank has purchased $50 million of the loans from Integra. The remainder of the transaction is expected to close in the fourth quarter of 2009.

A summary of the Company’s results follows:

Third Quarter ended September 30,	2009	2008	Change
Net income	$1,545,000	$3,419,000	(55)%
Net income available for common shareholders	$1,039,000	$3,419,000	(70)%
Earnings per common share, basic	$0.19	$0.61	(69)%
Earnings per common share, diluted	$0.18	$0.61	(70)%

Nine Months ended September 30,	2009	2008	Change
Net income	$6,432,000	$8,550,000	(25)%
Net income available for common shareholders	$5,149,000	$8,550,000	(40)%
Net income per common share, basic	$0.92	$1.52	(39)%
Net income per common share, diluted	$0.91	$1.52	(40)%

Net interest income increased $873,000, or 8% in the third quarter of 2009, as compared to the same period in 2008, while the net interest margin, on a tax equivalent basis, decreased 14 basis points from 3.86% in the third quarter of 2008 to 3.72% in the third quarter of 2009. The increase in net interest income was the result of the growth in earning assets, which increased $148 million or 14% on average from the third quarter of 2008. While the net interest margin decreased, the net interest spread, the difference between the Bank’s yield on earning assets and the cost of interest bearing liabilities, decreased by only 1 basis point from the third quarter of 2008. The difference between the net interest margin and net interest spread is accounted for by the diminishing impact that net non interest bearing funding, net free funds, has on the margin as overall funding cost decreased.

The provision for loan losses increased by $3,225,000 (416%) in the third quarter of 2009, as compared to the same period in 2008. Contributing to this increase were higher levels of charge-offs in the third quarter of 2009, as compared to the same period in 2008, and management’s concerns over the declining housing market, falling real estate values and overall deteriorating economic conditions. The Company recorded $2,038,000 in net charge-offs in the third quarter of 2009 as compared to $410,000 in the third quarter of 2008. The Company’s non-performing loans as a percentage of total loans were 2.29% as of September 30, 2009, as compared to 1.17% as of September 30, 2008, and the annualized net charge-offs to average loans increased from .16% in the third quarter of 2008 to .76% in the third quarter of 2009. As a result of the stress current economic conditions have had on the Company’s loan portfolio, the allowance for loan losses (ALL) increased $1,962,000 (17%) from the end of the second quarter of 2009 and $3,868,000 (39%) from the end of 2008. As a result of the added allowance, the ALL has increased from .97% of loans at the end of 2008 to 1.24% of loans at the end of the third quarter. Removing the loans purchased from Integra, the ALL would be 1.30% of loans. The loans from Integra were purchased at a discount of .98%, and current accounting does not allow this discount to be added to the ALL. The adequacy of the ALL is analyzed quarterly and adjusted as necessary to maintain appropriate reserves for probable incurred losses in the loan portfolio.

Non-interest income decreased 8% ($331,000) in the third quarter of 2009, as compared to the same period in 2008, while non-interest expense increased 3% ($264,000) from the same period last year. Contributing to the decrease in non-interest income was $594,000 in losses on the sale of other real estate owned. Non-interest expense in the third quarter of 2009 included a $235,000 (121%) increase in FDIC insurance expense.

Total assets were $1.392 billion at the end of the third quarter of 2009, which was $177 million or 15% higher than the same date a year ago. Total loans and investments grew $111 million or 11% and $56 million or 57% respectively, from September of 2008 and were funded by an increase in deposits of $158 million or 16% and an increase in preferred stock and warrants of $34 million.

The Bank of Kentucky Financial Corporation

Selected Consolidated Financial Data

(Dollars in thousands, except per share data)

	Third Quarter Comparison		Nine months ended September 30, Comparison
Income Statement Data	9/30/09	9/30/08	% Chg		9/30/09	9/30/08	% Chg
Interest income	$15,787	$16,863	(6)%		$46,428	$52,414	(11)%
Interest expense	4,370	6,319	(31)%		13,797	22,146	(38)%

Net interest income	11,417	10,544	8%		32,631	30,268	8%

Provision for loan losses	4,000	775	416%		8,325	3,175	162%

Net interest income after provision for loan losses	7,417	9,769	(24)%		24,306	27,093	(10)%
Non – interest income	3,576	3,907	(8)%		11,900	11,118	7%
Non – interest expense	8,998	8,734	3%		27,431	25,866	6%

Net income before income taxes	1,995	4,942	(60)%		8,775	12,345	(29)%
Provision for income taxes	450	1,523	(70)%		2,343	3,795	(38)%

Net income	1,545	3,419	(55)%		6,432	8,550	(25)%
Preferred Stock Dividends & Amortization	506	—	100%		1,283	—	100%

Net Income Available to Common Shareholders	$1,039	$3,419	(70)%		$5,149	$8,550	(40)%

Per Common Share Data
Diluted earnings per common share	0.18	0.61	(70)%		0.91	1.52	(40)%
Cash dividends declared	0.28	0.28	0%		0.56	0.54	4%
Earnings Performance Data
Return on common equity	3.95%	14.08%	(1,013	)bps	6.63%	12.08%	(545	)bps
Return on assets	.46%	1.14%	(68	)bps	.65%	.95%	(30	)bps
Net interest margin	3.64%	3.82%	(18	)bps	3.56%	3.64%	(8	)bps
Balance Sheet Data
Investments					$153,732	$97,819	57%
Total loans					1,110,202	999,393	11%
Allowance for loan losses					13,778	9,464	46%
Total assets					1,391,669	1,214,339	15%
Total deposits					1,150,764	992,493	16%
Total borrowings					91,005	113,256	(20)%
Common Stockholders’ equity					105,728	97,720	8%
Preferred Stock					33,142	—	100%
Common Shares Outstanding					5,616,707	5,606,607	—%

	Five-Quarter Comparison
Income Statement Data	9/30/09	6/30/09	3/31/09	12/31/08	9/30/08
Net interest income	11,417	$10,978	$10,236	$10,394	$10,544
Provision for loan losses	4,000	2,800	1,525	1,675	775

Net interest income after provision for loan losses	7,417	8,178	8,711	8,719	9,769

Service charges and fees	2,444	2,289	2,015	2,269	2,452
Gain on sale of real estate loans	223	478	526	220	116
Gain on sale of securities	—	—	263	—	—
Trust fee income	288	271	230	252	284
Bankcard transaction revenue	579	551	491	489	502
Losses on Other Real Estate Owned	(594)	39	13	(94)	(71)
Other non-interest income	636	594	564	514	624

Total non-interest income	3,576	4,222	4,102	3,650	3,907

Salaries and employee benefits expense	4,006	4,048	3,999	3,886	4,224
Occupancy and equipment expense	1,158	1,169	1,237	1,132	1,191
Data processing expense	392	385	394	330	336
State bank taxes	456	456	452	336	420
Amortization of intangible assets	258	283	296	296	296
FDIC Insurance	429	1,027	399	194	194
Other non-interest expenses	2,299	2,217	2,071	2,183	2,073

Total non-interest expense	8,998	9,585	8,848	8,357	8,734

Net income before income tax expense	1,995	2,815	3,965	4,012	4,942
Income tax expense	450	744	1,149	1,221	1,523

Net income	1,545	2,071	2,816	2,791	3,419
Preferred Stock Dividends & Amortization	506	519	258	—	—

Net Income Available to Common Shareholders	$1,039	$1,552	$2,558	2,791	3,419

Per Common Share Data
Diluted earnings per common share	0.18	0.27	0.46	0.50	0.61
Cash dividends declared	0.28	0.00	0.28	0.00	0.28
Weighted average common shares outstanding
Basic	5,615,475	5,612,607	5,611,607	5,606,607	5,606,607
Diluted	5,695,096	5,658,818	5,611,607	5,606,749	5,606,980
Earnings Performance Data
Return on common equity	3.95%	5.96%	10.11%	11.15%	14.08%
Return on assets	.46%	.62%	.89%	.90%	1.14%
Net interest margin	3.64%	3.53%	3.50%	3.64%	3.82%
Net interest margin (tax equivalent)	3.72%	3.61%	3.58%	3.70%	3.86%

Balance Sheet Data	9/30/09	6/30/09	3/31/09	12/31/08	9/30/08
Investments	$153,732	$163,260	$159,192	$119,212	$97,819
Total loans	1,110,202	1,052,033	1,026,845	1,026,557	999,393
Allowance for loan losses	13,778	11,816	10,753	9,910	9,464
Total assets	1,391,669	1,334,114	1,315,329	1,255,382	1,214,339
Total deposits	1,150,764	1,119,335	1,097,811	1,071,153	992,493
Total borrowings	91,005	65,356	71,050	72,951	113,256
Common Stockholders’ equity	105,728	105,325	103,711	101,448	97,720
Preferred Stock	33,142	33,057	33,007	—	—
Common Shares Outstanding	5,616,707	5,612,607	5,612,607	5,606,607	5,606,607
Average Balance Sheet Data
Average investments	$161,026	$159,767	$123,123	$106,903	$99,185
Average other earning assets	20,516	36,244	35,120	17,872	7,865
Average loans	1,065,031	1,050,749	1,027,391	1,011,395	991,206
Average earning assets	1,246,573	1,246,760	1,185,634	1,136,170	1,098,256
Average assets	1,346,674	1,344,100	1,282,008	1,236,114	1,195,289
Average deposits	1,128,342	1,127,982	1,080,699	1,046,289	1,003,548
Average interest bearing deposits	967,968	967,030	936,503	899,434	852,399
Average interest bearing transaction deposits	546,114	556,248	536,141	516,082	492,501
Average interest bearing time deposits	421,854	410,782	400,362	383,352	359,898
Average borrowings	67,553	67,383	73,397	78,631	79,227
Average interest bearing liabilities	1,035,521	1,034,413	1,009,900	978,065	931,626
Average Common stockholders equity	105,506	104,518	102,579	99,584	96,618
Average Preferred stock	33,100	33,032	16,504	—	—
Asset Quality Data
Allowance for loan losses to total loans	1.24%	1.12%	1.05%	.97%	.95%
Allowance for loan losses to non-performing loans	54%	80%	89%	98%	85%
Nonaccrual loans	$24,046	$12,105	$7,636	$8,211	$8,226
Restructured loans	—	632	3,492	575	575
Loans – 90 days past due & still accruing	1,351	1,943	1,022	1,350	2,844

Total non-performing loans	25,397	14,680	12,150	10,136	11,645
OREO and repossessed assets	1,015	1,209	1,259	712	3,673

Total non-performing assets	26,412	15,889	13,409	10,848	15,318

Non-performing loans to total loans	2.29%	1.40%	1.18%	.99%	1.17%
Non-performing assets to total assets	1.91%	1.20%	1.02%	.87%	1.26%
Annualized charge-offs to average loans	.76%	.68%	.27%	.48%	.16%
Net charge-offs	$2,038	$1,737	$682	$1,229	$410

About BKFC

BKFC, a bank holding company with assets of approximately $1.392 billion, offers banking and related financial services to both individuals and business customers. BKFC operates twenty-eight branch locations and forty-five ATMs in the Northern Kentucky market.

For more information contact:

Martin Gerrety

Executive Vice President and CFO

(859) 372-5169

mgerrety@bankofky.com

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